SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. _____)

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OLD LINE BANCSHARES, INC.
(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD LINE BANCSHARES, INC.
1525 Pointer Ridge Place
Bowie, Maryland  20716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 28, 2012 AT 5:00 P.M.

The Annual Meeting of Stockholders of Old Line Bancshares, Inc., a Maryland corporation, will be held on June 28, 2012, at 5:00 p.m., local time, at Old Line Bancshares, Inc.’s office located at 1525 Pointer Ridge Place, Bowie, Maryland for the following purposes:

1.	To elect four directors to serve for a three year term ending at the Annual Meeting of Stockholders to be held in 2015, and until their successors are duly elected and qualified.

2.	To ratify the appointment of Rowles & Company, LLP as independent public accountants to audit the financial statements of Old Line Bancshares, Inc. for 2012.

3.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 26, 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy statement and proxy form.  Whether or not you plan to attend the meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.  You may vote by signing, dating and mailing the proxy card or by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com.  You will need information from your proxy card or electronic delivery notice to submit your proxy.  You may revoke your proxy at any time prior to or at the meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,

/s/ Christine M. Rush
Christine M. Rush, Secretary
Bowie, Maryland
May 14, 2012

OLD LINE BANCSHARES, INC.
1525 Pointer Ridge Place
Bowie, Maryland  20716

PROXY STATEMENT

Annual Meeting of Stockholders to be held on
June 28, 2012 at 5:00 P.M.

INTRODUCTION

This Proxy Statement is furnished on or about May 14, 2012 to stockholders of Old Line Bancshares, Inc. in connection with the solicitation of proxies by Old Line Bancshares, Inc.’s Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice (the “Annual Meeting”) and at any adjournments or postponements thereof.  The purposes of the Annual Meeting are set forth in the accompanying notice of annual meeting of stockholders.

This proxy material is being sent to Old Line Bancshares, Inc.’s stockholders on or about May14, 2012.  Old Line Bancshares, Inc.’s annual report on Form 10-K, including financial statements for the year ended December 31, 2011 has been mailed to all stockholders with this proxy material.

If you are a stockholder of record (i.e. you own the shares directly in your name), you may attend the meeting and vote in person as long as you present valid proof of identification at the meeting.  If you hold your shares in Old Line Bancshares, Inc. beneficially but not of record (i.e. the shares are held in the name of a broker or other nominee for your benefit) you must present proof of beneficial ownership in order to attend the meeting, which you can generally obtain from the record holder, and you must obtain a proxy from the record holder in order to vote your shares if you wish to cast your vote in person at the meeting.  For further information, please contact our executive offices at (301) 430-2544 during regular business hours.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Old Line Bancshares, Inc.  The Board of Directors selected Daniel Deming and James Dent or either of them, to act as proxies with full power of substitution.  The proxy is revocable at any time prior to or at the Annual Meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.  A written notice of revocation of a proxy should be sent to the Secretary, Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, and will be effective if received by the Secretary prior to the Annual Meeting.  The presence of a stockholder at the Annual Meeting alone will not automatically revoke such stockholder’s proxy.

In addition to solicitation by mail, officers and directors of Old Line Bancshares, Inc. may solicit proxies personally or by telephone.  Old Line Bancshares, Inc. will not specifically compensate these persons for soliciting such proxies.  Old Line Bancshares, Inc. will bear the cost of soliciting proxies. These costs may include reasonable out of pocket expenses in forwarding proxy materials to beneficial owners.  Old Line Bancshares, Inc. will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Old Line Bancshares, Inc. registered in the name of nominees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 28, 2012

The Proxy Statement for the annual meeting and Annual Report to Stockholders for the year ended December 31, 2011 are available at proxy vote.com/www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as outlined below.  You will need information from your proxy card or electronic delivery notice to submit your proxy to vote your shares by Internet or telephone.

•	By Internet: Go to www.proxyvote.com and follow the instructions.
•	By Telephone: Call 1-800-690-6903 and follow the voice mail prompts.
•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on April 26, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  As of the close of business on that date, there were outstanding and entitled to vote 6,828,452 shares of common stock, $0.01 par value per share, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will be necessary to constitute a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum is present, the affirmative vote of a plurality of the shares cast in person or represented by proxy at the Annual Meeting is required to elect the director nominees.  In other words, the nominees to receive the greatest number of votes cast, up to the number of nominees up for election, will be elected.  Abstentions and broker non-votes will not affect the outcome of the election of directors.

The affirmative vote of at least a majority of all votes cast at the Annual Meeting is sufficient for the ratification of the appointment of Rowles & Company LLP.  Abstentions or broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted but only with respect to certain limited matters. In general, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of contested items or items deemed non-routine, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.”

Proposal 1 for the election of four directors is not a routine item.  IF YOU HOLD YOUR SHARES IN STREET NAME, YOU MUST PROVIDE VOTING INSTRUCTIONS TO YOUR NOMINEE RECORD HOLDER IN ORDER FOR YOUR SHARES TO BE VOTED ON THE ELECTION OF DIRECTORS.  Proposal 2 to ratify the appointment of Rowles & Company, LLP is considered a routine item for which street name shares may be voted without specific instructions.  If your street name holder of record signs and returns a proxy card on your behalf, but does not indicate how the common stock should be voted, the common stock represented on the proxy card will be voted FOR ratification of the appointment of Rowles & Company, LLP as independent public accountants for 2012.

All proxies will be voted as directed by the stockholder on the proxy form.  A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions), except that shares held by brokers for which instructions were not received by the beneficial owners will only be voted with respect to ratification of the auditors:

FOR the nominees for director named below.

FOR ratification of the appointment of Rowles & Company, LLP as independent public accountants for 2012.

Proxies will be voted in the discretion of the holder on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

IT IS ANTICIPATED THAT OLD LINE BANCSHARES, INC.’S DIRECTORS AND OFFICERS WILL VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP.

OWNERSHIP OF OLD LINE BANCSHARES COMMON STOCK

The following tables set forth, as of the date of this proxy statement, information with respect to the beneficial ownership of Old Line Bancshares’ common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that Old Line Bancshares believes owns in excess of 5% of the outstanding common stock.  Unless otherwise noted below, Old Line Bancshares believes that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

DIRECTORS & EXECUTIVE OFFICERS
Name of Beneficial Owner and Addresses of 5% Owners	Number of Shares Owned	Number of Options Owned (1)	Total Number of Shares Beneficially Owned (2)	Percent of Class Owned(3)

Charles A. Bongar, Jr.(4)	30,159	5,600	35,759	0.52%
Joseph E. Burnett(5)	30,762	46,477	77,239	1.12%
Sandi F. Burnett	32,773	13,717	46,490	0.68%
Craig E. Clark(6)	158,783	5,600	164,383	2.41%
James W. Cornelsen(7)	96,028	124,040	220,068	3.17%
G. Thomas Daugherty(8)	575,407	-	575,407	8.43%
Daniel W. Deming(9)	38,149	6,500	44,649	0.65%
James F. Dent	60,714	6,500	67,214	0.98%
Nancy L. Gasparovic(10)	25,664	6,500	32,164	0.47%
Andre' J. Gingles	19,890	500	20,390	0.30%
Frank Lucente(11)	117,583	6,500	124,083	1.82%
Gail D. Manuel(12)	25,646	6,500	32,146	0.47%
John D. Mitchell(13)	23,477	6,500	29,977	0.44%
Gregory S. Proctor, Jr.(14)	26,073	4,700	30,773	0.45%
Christine M. Rush(15)	12,473	44,603	57,076	0.83%
Suhas R. Shah(16)	17,471	2,500	19,971	0.29%
John M. Suit, II(17)	22,254	1,500	23,754	0.35%
Frank E. Taylor (18)	6,135	-	6,135	0.09%
All directors & executive officers as a group (18 people)	1,319,441	288,237	1,607,678	32.46%

(1)	Indicates options exercisable within 60 days of the proxy statement.
(2)
The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the date of this proxy statement and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of the date of the proxy statement.

(3)
The shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes 941 shares of common stock held for the benefit of his grandson.
(5)	Includes 1,620 shares of common stock held jointly with his spouse.
(6)
Includes 68,971 shares of common stock held jointly with his spouse.  Does not include 16,716 shares of common stock an individual retirement account owns for the benefit of his spouse and 1,334 shares of common stock his spouse owns individually.  Mr. Clark disclaims beneficial ownership in such shares.

(7)	Includes 12,122 shares of common stock held jointly with his spouse.

(8)
Includes 246,467 shares of common stock The Daugherty, LLC owns.  Mr. Daugherty is managing member of The Daugherty, LLC.  Excludes 54,729 shares of common stock his spouse individually owns.  Mr. Daugherty’s address is c/o Old Line Bank, 1525 Pointer Ridge Place, Bowie, Maryland 20716.

(9)
Includes 7,840 shares of common stock held jointly with his spouse, 10,000 shares of common stock owned by Deming Associates, Inc. of which Mr. Deming is President and sole owner, and 1,000 shares of common stock owned by Livingston, Ltd. of which Mr. Deming is Vice President and fifty percent owner.

(10)	Includes 10,450 shares of common stock owned by the Nancy L. Gasparovic Trust. Ms. Gasparovic is the Trustee of the trust.
(11)	Does not include 14,080 shares of common stock owned by an individual retirement account for the benefit of his spouse. Mr. Lucente disclaims beneficial ownership in such shares.
(12)	Includes 10,256 shares of common stock owned jointly with her spouse and 4,848 shares of common stock Trinity Memorial Gardens owns. Ms. Manuel is the owner and a Director of Trinity Memorial Gardens.
(13)	Includes 400 shares of common stock held for the benefit of his grandchildren.
(14)	Includes 2,000 shares of common stock held jointly with his spouse.
(15)	Includes 860 shares of common stock held jointly with Mark O. Posten.
(16)	Includes 12,122 shares of common stock held jointly with his spouse.
(17)
Includes 6,100 shares of common stock owned by the John M. Suit II Revocable Trust and 15,894 shares of common stock held jointly with his spouse.  Does not include 6,100 shares owned by the Joan Marie Suit Revocable Trust of which Mr. Suit disclaims beneficial ownership.

(18)
Includes 1,644 shares of common stock owned jointly with his spouse and 424 shares of common stock owned with his adult son, 424 shares of common stock owned with his adult daughter and 424 shares of common stock owned with another adult daughter.

OTHERS WITH OWNERSHIP IN EXCESS OF 5%
Name of Beneficial Owner and Addresses of 5% Owners	Number of Shares Owned(1)	Percent of Class Owned

Thomas B. Watts	343,092	5.02%
46595 Millstone Landing Road
Lexington Park, MD 20653

Wellington Management Company, LLP(2)	462,180	6.77%
280 Congress Street
Boston, MA 02210

Banc Fund, VI L.P.(3)	484,880	7.10%
20 North Wacker Drive, Suite 3300
Chicago, Illinois 60606

(1)	Source: SNL Financial, LLC.
(2)
Wellington Management Company, LLP a Massachusetts based Limited Liability Partnership, reported in a Schedule 13G filed with the Securities & Exchange Commission on February 14, 2012 that Wellington Management, in its capacity as an investment adviser, may be deemed to beneficially own 462,180 shares of common stock which are held of record by clients of Wellington Management.

(3)
Banc Fund VI L.P. an Illinois Limited partnership, Banc Fund VII L.P., an Illinois Limited Partnership and Banc Fund VIII L.P. an Illinois Limited Partnership jointly reported in a Schedule 13G/A filed with the Securities & Exchange Commission on February 7, 2012 that Banc Fund VI, L.P. has sole voting and investment power of 175,400 shares of common stock, that Banc Fund VII L.P. has sole voting and investment power of 220,789 shares of common stock and that Banc Fund VIII, L.P. has sole voting and investment power of 88,691 shares of common stock.  The general partner of BF VI is MidBanc VI L.P., whose principal business is to be a general partner of BF VI.  The general partner of BF VII is MidBanc VII L.P., whose principal business is to be a general partner of BF VII.  The general partner of BF VIII is MidBanc VIII L.P., whose principal business is to be a general partner of BF VIII.  The general partner of MidBanc VI, MidBanc VII and MidBanc VIII is The Banc Funds Company, L.L.C., (TBFC), whose principal business is to be a general partner of MidBanc VI, MidBanc VII and MidBanc VIII.  TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore.  Mr. Moore has voting and dispositive power over the securities of the issuer held by each of the previously named entities.

PROPOSAL I
ELECTION OF DIRECTORS

The Board of Directors currently has 15 directors, divided into three classes – Class A, Class B and Class C.  The directors in each class are elected to serve for a three year term and until their respective successors are duly elected and qualified.

All of the members of Old Line Bancshares, Inc.’s Board of Directors, except Gregory S. Proctor, Jr., Suhas R. Shah, John M. Suit, II, Andre´ J. Gingles, G. Thomas Daugherty and Frank Taylor have served since the incorporation of Old Line Bancshares, Inc. in April 2003.

The Board of Directors is recommending the election of Andre´ Gingles, Frank Lucente, John M. Suit, II and Frank Taylor as Class C directors for a term ending at the 2015 annual meeting of stockholders.  Additional Class C directors, Charles A. Bongar, Jr. and Nancy L. Gasparovic are not standing for re-election.  As a result, upon adjournment of the Annual Meeting, the size of the Board of Directors will be set at 13.

All of the nominees are now directors of Old Line Bancshares, Inc. and each nominee has consented to serve as a director, if elected.  The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms.

It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors.

A plurality of the shares cast at the Annual Meeting is necessary in order for each director to be elected.  Abstentions and broker non-votes have no effect on the outcome of the election.

Information regarding the nominees and the directors who will continue to serve unexpired terms, and certain information relating to them, follows.

The Board of Directors recommends that stockholders vote “FOR” the election of all nominees.

Nominees for election to the Board of Directors for a three year term expiring in 2015:

Andre' J. Gingles, 54 has been the owner of Gingles, LLC, a law firm located in Calverton, Maryland since 2003.  Mr. Gingles’ practice concentrates on large mixed use projects involving land use, zoning and government relations.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since June 23, 2011.  Mr. Gingles is an accomplished and effective senior executive with extensive management and leadership experience in the public and private sectors.  Mr. Gingles has served in the Prince George’s County Government in multiple capacities and provides counsel to several African-American and minority owned firms on a variety of business and land use issues.  He holds a bachelor’s degree from Howard University, Washington, D.C. and a Juris Doctorate degree from Southern University Law Center, Baton Rouge, LA.  He holds membership in a number of professional and community organizations to include serving as Chairman of the Foundation Schools and Past Chairman of Trial Courts Judicial Nominating Commission for District 13, Prince Georges County, Maryland.  The Board of Directors believes that Mr. Gingles’ extensive knowledge of Old Line Bank’s target market areas and familiarity with businesses located in those areas provides significant assistance to Old Line Bank in achieving business development goals and market growth.  Currently, he is a member of the Asset and Liability and the Corporate Governance/Nominating Committees.  His experience working with local government and his extensive legal background provide additional insight to the Board with regard to future planning and strategic development.

Frank Lucente, Jr., 70, is Chairman of Chesapeake Custom Homes, a suburban Maryland residential home builder and developer, and Chairman of Lucente Enterprises, a land development holding company.  Mr. Lucente resides in Edgewater, Maryland.  He has been a member of the Board of Directors of Old Line Bank since 2002 and Old Line Bancshares, Inc. since its incorporation in 2003.  He has served as Vice Chairman of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2003.  He is currently a member of the Loan Committee.  The Board of Directors believes Mr. Lucente’s qualifications for these positions include business affiliations in our market area, his knowledge of the real estate industry and his operational and management expertise gained from several years as a business owner and previous director at other banking affiliations.

John M. Suit, II, 67, served as Senior Vice President for Branch Banking and Trust from 2003 through his retirement in 2006.  From 1996 until 2003, Mr. Suit served as Chairman of the Board of Farmers Bank of Maryland.  Mr. Suit also served as President, CEO and Director of Farmers National Bancorp and Farmers National Bank of Maryland from 1989 to 1996.  Mr. Suit lives in Annapolis, Maryland.  He has served on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since January 2007.  He currently serves on the Audit, Corporate Governance/Nominating, Loan and Compensation Committees.  The Board of Directors believes his qualifications for these positions include his financial expertise resulting from his Chair and executive officer positions and his leadership in the banking industry.

Frank Taylor, 62, is the President of Taylor Gas Company, Inc., a family business founded in 1950 which markets propane throughout the lower part of Southern Maryland.  Mr. Taylor has held the position of President since 1982.  He served on the Board of Directors for Maryland Bank and Trust Company, N.A. from 1995 until its merger with Old Line Bank in 2011.  He currently serves on the Board of Governors of the Calvert Marine Museum.  He has also served on a variety of other Boards and Commissions including the United States Navy League, Three Oaks Center, Mid-Atlantic Propane Gas Association, National Propane Gas Association, St. Mary’s County Chamber of Commerce and The St. Mary’s County Planning Commission.  He began serving on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank in August 2011 and is currently a member of the Asset and Liability Committee.  The Board of Directors believes his qualifications to serve as a director include his extensive community banking experience as a director as well as his experience on numerous other Boards.  His extensive knowledge of Old Line Bank’s Southern Maryland market and familiarity with businesses located in that area provides invaluable insight with regard to future planning and strategic development in that market.

Continuing Directors

The directors whose terms are not expiring at the Annual Meeting are as follows:

Term Expiring at the 2013 Annual Meeting

James W. Cornelsen, 57, is the President and Chief Executive Officer of Old Line Bancshares, Inc. and Old Line Bank.  He joined Old Line Bank and became a member of its Board of Directors in 1994.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. since its incorporation in April 2003.  He currently serves as Chair of the Loan and Asset and Liability Committees.  He has over 30 years of commercial banking experience.  Prior to joining Old Line Bank, Mr. Cornelsen was a Senior Vice President at Sequoia National Bank and Vice President of Commercial Lending at Citizens Bank of Maryland.  Mr. Cornelsen resides in LaPlata, Maryland.  The Board of Directors believes that Mr. Cornelsen’s qualifications to sit on the Board of Directors, serve as President and Chief Operating Officer of Old Line Bancshares, Inc. and Old Line Bank and Chair of the Loan and Asset and Liability Committees include his many years of banking experience and proven leadership in the success of these companies.

Daniel W. Deming, 63, is a Director of Deming Associates, Inc., in Accokeek, Maryland.  He is also a Director of Kanawha Roxalana Company, in West Virginia and is a Vice President of Livingston, Ltd.  All three of these companies engage in various aspects of real estate. Mr. Deming resides in Accokeek, Maryland.  He has been a member of the Board of Directors of Old Line Bank since 1992 and Old Line Bancshares, Inc. since its incorporation in 2003.  He is currently a member of the Audit and Asset and Liability Committees.  The Board of Directors believes that Mr. Deming’s real estate industry knowledge and his management and operations experience obtained through business ownership as well as his many years of active involvement with Old Line Bank and Old Line Bancshares, Inc.’s Board of Directors qualify him to serve as a Director of Old Line Bank and Old Line Bancshares, Inc.

James F. Dent, 75, retired in 2006 as an owner and operator of a State Farm Insurance Agency that he established in 1961.  He resides in LaPlata, Maryland.  Mr. Dent is a founder of Old Line Bank and has served as a member of the Board of Directors of Old Line Bank since 1988 and Old Line Bancshares, Inc. since its incorporation in 2003.  He currently serves on the Loan and Compensation Committees.  The Board of Directors believes that Mr. Dent’s qualifications for his membership on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank include his many years of experience in the insurance industry in our market area as well as his active involvement in the founding and oversight of Old Line Bank.

John D. Mitchell, Jr., 63, is a partner in Johel LTD Partnership, a commercial development company located in LaPlata, Maryland.  Mr. Mitchell was formerly the President of JCV, Inc. a petroleum equipment company located in Hughesville, Maryland.  Jones & Frank Corporation acquired JCV, Inc. in 2007.  Mr. Mitchell resides in Ocean City, Maryland.  He has been a member of the Board of Directors of Old Line Bank since 1992 and Old Line Bancshares, Inc. since its incorporation in 2003.  He is currently a member of the Audit and Asset and Liability Committees.  The Board of Directors believes that Mr. Mitchell’s qualifications to be a Director of Old Line Bank and Old Line Bancshares, Inc. include his entrepreneurial, financial and operational expertise, knowledge of the local business community and his many years of active involvement with the Board of Directors.

Term Expiring at the 2014 Annual Meeting

Craig E. Clark, 70, retired in 2006 as President of Waldorf Carpets, Inc., a wholesale and retail flooring company, which he established in 1969.  Mr. Clark is a founder of Old Line Bank.  He has served as Chairman of the Board of Directors of Old Line Bank since 1994 and of Old Line Bancshares, Inc. since its incorporation in 2003 and has served as a member of the Board of Directors of Old Line Bank since 1988.  Mr. Clark is a member of each of the Board of Directors’ committees.  Mr. Clark resides in Lusby, Maryland.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Mr. Clark’s experience managing and operating his own business, his affiliations within the local community and his active involvement in the founding and oversight of Old Line Bank uniquely qualify him to be Chairman and a member of the Board of Directors.  Mr. Clark demonstrates his commitment through his involvement in all levels of Board governance.  He additionally lends his expertise and experience to a myriad of special projects including but not limited to business development, branch expansion and overall asset growth.

Gail D. Manuel, 56, is the owner and a Director of Trinity Memorial Gardens and Mausoleum in Waldorf, Maryland.  She is a past member of the Board of Directors of the Charles County Chamber of Commerce, past member of the Charles County Planning Commission and past President of Charles County Zonta Club.  She resides in Welcome, Maryland.  She has been a member of the Board of Directors of Old Line Bank since 1992 and Old Line Bancshares, Inc. since its incorporation in 2003.  Ms. Manuel serves on the Asset and Liability and Compensation Committees.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believes that Ms. Manual’s qualifications for serving on the Board of Directors of Old Line Bank and Old Line Bancshares, Inc. include her many years of active involvement with the Board of Directors, her experience owning and operating a small business in our market area and her long standing affiliations with the local business community.

Gregory S. Proctor Jr., 48, is President and Chief Executive Officer of G.S. Proctor & Associates, Inc., a Maryland registered lobbying and consulting firm, which he established in 1995.  He resides in Upper Marlboro, Maryland.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2004.  He currently serves on the Loan and Corporate Governance/Nominating Committees.  The Board of Directors believes his qualifications to serve as a Director of Old Line Bank and Old Line Bancshares, Inc. include his legislative knowledge, his management and consulting skills and his business affiliations in our market area.

Suhas R. Shah, CPA, 57, is a principal and member of Source One Business Services, LLC, and has served in that capacity since 1986 and is a principal and shareholder of Regan, Russell, Schickner & Shah, P.A. and has served in that capacity since 1986.  Source One Business Services, LLC provides cash flow and budgeting analysis, computer consulting and tax planning and preparation for corporations, individuals, estates and trusts, as well as litigation support, financial forecasts and merger and acquisitions advisory services to a variety of clients. Regan, Russell, Schickner & Shah, P.A. is a certified public accounting firm.  Mr. Shah resides in Marriottsville, Maryland. He has been a member of the Board of Directors of Old Line Bancshares. Inc. and Old Line Bank since January 2006.  He currently serves on the Asset and Liability Committee and as Chair of the Audit Committee.  The Board of Directors believes that Mr. Shah’s qualifications for these positions include his educational background, extensive experience with public and financial accounting matters, his financial expertise, his accounting certification and his affiliations with the business community in our market area.

G. Thomas Daugherty, 66, was the President of Maryland Bankcorp and Maryland Bank & Trust from 2001 through April 1, 2011 when they merged into Old Line Bancshares, Inc. and Old Line Bank, respectively.  He was a Director of Maryland Bank & Trust Company from 1995 through the April 1, 2011 effective date of the merger.  From 1995 to 2001, Mr. Daugherty was an attorney at the law firm of G. Thomas Daugherty, Chartered (formerly, Daugherty and Daugherty, PA), a law firm specializing in real estate and business law.  He is a member of the Maryland Bar Association and the District of Columbia Bar Association.  He holds a Juris Doctorate from the University of Baltimore.  He has served as Vice President of St. Mary’s College of Maryland Foundation and is presently a member of the Board of Trustees of St. Mary’s College of Maryland.  He also serves as a board member of the Southern Maryland Navy Alliance.  Prior community activities include the Economic Development Commission, the Lexington Park Redevelopment Commission, the Rotary Club and he served twelve years (including four years as President) of the St. Mary’s Housing Authority Board. He is currently a member of the Asset and Liability Committee.  The board of directors of Old Line Bancshares and Old Line Bank believes that Mr. Daugherty’s qualifications to serve on the boards of Old Line Bancshares and Old Line Bank include his many years of banking experience, his community contacts, and his knowledge of the former Maryland Bank & Trust’s customer base and market area.

The Board of Directors has determined that Directors, Craig E. Clark, Daniel W. Deming, James F. Dent, Andre´ Gingles, Gail D. Manuel, John D. Mitchell, Gregory S. Proctor, Jr., Suhas R. Shah, John M. Suit, II and Frank Taylor are “independent” as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.

Director Selection Process

We have historically maintained a standing Nominating Committee, comprised solely of independent directors who are responsible for identifying qualified individuals to become members of the Board of Directors and recommending director nominees to the Board of Directors.  The Nominating Committee periodically reviews the composition and size of the Board of Directors and determines whether to add or replace directors.

In March 2012, the Board of Directors voted to expand the Nominating Committee’s duties to include additional corporate governance responsibilities.  With its additional duties in place, the Committee has become the Old Line Bancshares, Inc. Corporate Governance/Nominating Committee.

As outlined below, the Corporate Governance/Nominating Committee selects nominees for director and considers a variety of factors to ensure diversity and that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skill, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including high moral character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.

The Board of Directors also conducts a self-assessment annually, which our Corporate Governance/Nominating Committee reviews and discusses with the Board.  At a meeting of the non-management directors of the Board, the Corporate Governance/Nominating Committee presents this review and recommends individuals for re-election to the Board of Directors and any new individuals for nomination who may enhance the diversity of the Board of Directors.

Board Leadership Structure

Craig E. Clark has served as Chairman of the Board of Directors of Old Line Bank since 1994 and of Old Line Bancshares, Inc. since its incorporation in 2003.  He has served as a member of the Board of Directors of Old Line Bank since its inception in 1989.

The Chairman of the Board of Directors organizes the work of the Board and ensures that it has access to sufficient information to enable it to carry out its functions.  Those functions include monitoring our performance and the performance of management.  The Chairman is also responsible for presiding over all meetings of the Board of Directors and stockholders, oversight of the distribution of information to Directors, appointment of committee members and the chairs of those committees as well as the oversight and strategic planning for Old Line Bancshares, Inc. and Old Line Bank.

The Board of Directors believes that in order to maintain independent oversight of management it is important that the Chairman is not an officer or employee of Old Line Bancshares, Inc. or Old Line Bank.  Independent directors and management provide different perspectives and roles in strategy development.  The Chief Executive Officer sits on the Board of Directors to facilitate the dissemination of information and understanding between the Board of Directors and management but does not hinder the Board’s overall independence.   Although the Board of Directors has not adopted a formal policy in this regard, the Chairman of the Board of Directors has been an independent director since inception of Old Line Bancshares, Inc.

BOARD MEETINGS AND COMMITTEES

Old Line Bancshares, Inc.’s Board of Directors meets for regular meetings each month (usually the fourth Thursday of each month) and convenes additional special meetings as circumstances may require.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank met twelve times during 2011.  Each director attended at least 75% of the total number of meetings of the Board of Directors and the Board committees of Old Line Bancshares, Inc. and Old Line Bank of which he or she was a member during 2011.

The Board of Directors of Old Line Bancshares, Inc. has standing Audit, Corporate Governance/Nominating (formerly Nominating) and Compensation Committees.  Old Line Bank also has a number of standing committees, including the Asset & Liability Committee, Audit Committee, Compensation Committee, Loan/Loan Review Committee and Nominating Committee.  The members of Old Line Bancshares, Inc.’s and Old Line Bank’s Audit, Compensation and Corporate Governance (formerly Nominating) Committees are the same, and these committees typically hold joint meetings.

Old Line Bancshares, Inc.’s policy provides that, in the absence of an unavoidable conflict, all directors are expected to attend the annual meeting of Old Line Bancshares, Inc.’s stockholders.  All members of the Board of Directors of Old Line Bancshares, Inc. attended the 2011 annual meeting.

Oversight of Risk Management

The Board of Directors has an active role in overseeing and monitoring Old Line Bancshares’ risk management processes.  The Board of Directors regularly reviews information regarding our asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations.  The Board of Directors oversees the risk management process through correlated committee processes and through Board management and/or participation in these committees.  The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans.  The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks.  The Corporate Governance/Nominating Committee, formerly the Nominating Committee, manages risk associated with the Board of Directors, including independence and competence of the directors.  The Asset and Liability Committee, which consists of both directors and senior officers of Old Line Bank, is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment, and capital.  The Loan Committee is responsible for management of risk associated with loans and reviews loans as set forth in Old Line Bank’s loan policy.

Old Line Bancshares, Inc. also has an internal auditor that the Board of Directors considers its primary risk officer, who is an officer that reports to the Chair of the Audit Committee.  On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for this individual to complete.  This individual reports the findings from these reviews and audits to the Audit Committee on at least a quarterly basis.  The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors and the internal auditor is present at each full, monthly Board meeting.

Asset and Liability Committee

Old Line Bancshares, Inc.’s Asset and Liability Committee members are James W. Cornelsen, Craig E. Clark, Daniel W. Deming, Andre´ Gingles, John D. Mitchell, Suhas R. Shah, Gail Manuel, G. Thomas Daugherty Frank Taylor, Christine M. Rush and Erin G. Lyddane.  The Asset and Liability Committee held four meetings in 2011.  The committee’s responsibilities include (i) monitoring actual financial performance compared with established guidelines and plans, identifying causes for variances, and determining the actions needed to change performance; (ii) determining liquidity requirements and monitoring the sources and uses of liquidity, including the status of contingency plans; (iii) monitoring Old Line Bank’s exposure to potential interest rate changes and determining strategies to minimize the risk of loss; (iv) reviewing and revising as necessary the near term forecast for sources and uses of funds and the pricing on these funds; and (v) managing and maintaining, in a manner consistent with the goals of the Board of Directors capital adequacy, asset and investment quality, earnings at the maximum level possible within the constraints of prudent banking and the reasonable requirements of customers and the community, growth which is sound, profitable and balanced without the sacrifice of quality of service and ensuring compliance with applicable laws and banking regulations.

Audit Committee

Old Line Bancshares, Inc.’s Audit Committee members are Craig E. Clark, Daniel W. Deming, John M. Suit, II, John D. Mitchell, Jr. and Suhas R. Shah.  The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC and the rules and regulations of the Securities and Exchange Commission.  In addition, the Board of Directors has determined that each committee member is able to read and understand fundamental financial statements, including Old Line Bancshares, Inc.’s consolidated balance sheet, income statement and cash flow statement.  In addition, the Board of Directors has determined that Mr. Shah is an “audit committee financial expert” as the rules and regulations of the Securities and Exchange Commission define that term.

The Audit Committee of Old Line Bancshares, Inc. and Old Line Bank held four meetings in 2011.   The Audit Committee’s primary responsibilities are to assist the Board by monitoring (i) the integrity of the financial statements of Old Line Bancshares, Inc.; (ii) the independent auditors’ qualifications and independence; (iii) the performance of Old Line Bancshares, Inc.’s and its subsidiaries’ internal audit function and independent auditors; (iv) Old Line Bancshares, Inc.’s system of internal controls; (v) Old Line Bancshares, Inc.’s financial reporting and system of disclosure controls; and (vi) Old Line Bancshares, Inc.’s compliance with legal and regulatory requirements.

In addition, the Audit Committee was appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding Old Line Bancshares, Inc.’s accounting and auditing matters.  Pursuant to procedures adopted by Old Line Bancshares, Inc., any employee with such complaints or concerns is encouraged to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, by the Audit Committee.

The Audit Committee has a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.

Corporate Governance/Nominating Committee

Old Line Bancshares, Inc.’s Corporate Governance/Nominating Committee, formerly the Nominating Committee, members are John M. Suit, II, Craig E. Clark Andre´ J. Gingles and Gregory S. Proctor, Jr.  The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.  The Corporate Governance/Nominating Committee has a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.  The Nominating Committee of Old Line Bancshares, Inc. held two meetings in 2011.

The Corporate Governance/Nominating Committee determines whether the incumbent directors should stand for reelection to the Board of Directors and identifies and evaluates candidates for membership on the Board of Directors.  In the case of a director nominated to fill a vacancy on the Board of Directors due to an increase in the size of the Board of Directors, the Corporate Governance/Nominating Committee recommends to the Board of Directors the class of directors in which the director-nominee should serve.  The Corporate Governance/Nominating Committee also conducts appropriate inquiries into the backgrounds and qualifications of possible director candidates and reviews and makes recommendations regarding the composition and size of the Board of Directors.

In identifying and evaluating candidates for membership on the Board of Directors, the Corporate Governance/Nominating Committee takes into account all factors it considers appropriate.  These factors may include, ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skill, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including high moral character, mature judgment, familiarity with the our business and industry, independence of thought and an ability to work collegially.  However, the committee retains the right to modify any or all of these factors from time to time.

The Corporate Governance/Nominating Committee also evaluates candidates for nomination to the Board of Directors who are recommended by a stockholder.  Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Secretary of Old Line Bancshares, Inc. at 1525 Pointer Ridge Place, Bowie, Maryland  20716.  Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships for the Corporate Governance/Nominating Committee to consider.  A written consent of the individual to stand for election if nominated and to serve if elected by the stockholders must accompany the submission.  The Corporate Governance/Nominating Committee will consider recommendations received by a date not later than 120 calendar days before the date the Proxy Statement was released to stockholders in connection with the prior year’s annual meeting for nomination at that annual meeting.  The Corporate Governance/Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

The Corporate Governance/Nominating Committee identifies potential candidates through various methods, including but not limited to, recommendations from existing directors, customers and employees.  An existing director recommended to the Nominating Committee that it consider Mr. Taylor as a potential director.

The Nominating Committee evaluates nominees for directors recommended by security holders in the same manner in which it evaluates any nominees for directors.  Minimum qualifications include high moral character, mature judgment, familiarity with Old Line Bancshares, Inc.’s business and industry, independence of thought and ability to work collegially.

Compensation Committee

Old Line Bancshares, Inc.’s Compensation Committee members are Craig E. Clark, James F. Dent, Gail D. Manuel and John M. Suit, II.   The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.  The Compensation Committee of Old Line Bancshares, Inc. and Old Line Bank held two meetings in 2011.

The Compensation Committee evaluates the performance of the President and Chief Executive Officer and makes recommendations to the Board of Directors regarding the President and Chief Executive Officer’s compensation.  The Compensation Committee also reviews current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and other perquisites.  Based on recommendations from the President and Chief Executive Officer, the Compensation Committee approves compensation provided to members of executive management, excluding the President and Chief Executive Officer.  The President and Chief Executive Officer bases his recommendation primarily on our results as outlined in the Incentive Plan Model and Stock Option Model, as well as his own evaluation of the officer’s performance during the year.  The Compensation Committee also evaluates and recommends to the Board of Directors fees for non-employee board members.  The Compensation Committee has adopted a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.

In 2011, the Compensation Committee decided to engage and approved the engagement of Chase Comp Group to conduct an executive officer and director compensation review.  Those reviews provided information about the performance of our peer banks with respect to return on average assets, asset growth, net interest margin and non-performing assets and compared Old Line Bank’s performance to the peer banks’ performance.  The reviews also provided information on base and bonus compensation for the executive management teams and boards of directors of the banks in the peer banks and compared Old Line Bank’s compensation structure to the peer banks.  The Compensation Committee used these surveys to assist them in determining the appropriate salary levels for the executive officers and directors.  The consultant did not provide any specific recommendations related to our salary levels or changes to our compensation structure.

DIRECTOR COMPENSATION

The following table discloses all fees and other payments to each director for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2) (3)	Total

Charles A. Bongar	$16,400	$1,478	$1,500	$19,378
Craig E. Clark	40,000	1,478	1,500	42,978
James W. Cornelsen(4)	-	-	-	-
G. Thomas Daugherty(5)	81,000	-	-	-
John P. Davey(6)	14,900	1,478	1,500	17,878
Daniel W. Deming	15,200	1,478	1,500	18,178
James F. Dent	16,000	1,478	1,500	18,978
Nancy Gasparovic	14,200	1,478	1,500	17,178
Andre Gingles	13,100	1,478	1,500	16,078
Frank Lucente	20,000	1,478	1,500	22,978
Gail D. Manuel	15,000	1,478	1,500	17,978
John D. Mitchell	14,800	1,478	1,500	17,778
Gregory S. Proctor	15,900	1,478	1,500	18,878
Suhas Shah	15,000	1,478	1,500	17,978
John M. Suit, II	18,000	1,478	1,500	20,978
Frank Taylor(7)	52,800	-	-	52,800
Thomas B. Watts(8)	-	-	-	-
Total	$362,300	$19,214	$19,500	$320,014

(1)
We estimated the fair value of the 189 restricted stock awards granted at $7.82 using the closing stock price on January 26, 2011.   There were no unvested Director stock awards outstanding as of December 31, 2011.

(2)
We estimated the fair value of the stock option awards granted at $3.00 per option using the Black-Scholes valuation model as outlined in Footnote 21-Stockholders’ equity in Item 8 Financial Statements of our 10-K for the year ended December 31, 2011.

(3)
The aggregate number of vested options outstanding is disclosed in the Security Ownership of Management and Certain Security Holders table.  There were no unvested Director stock option awards outstanding at December 31, 2011.

(4)	Mr. Cornelsen is an executive officer and is not compensated for his services as a director.
(5)
Mr. Daugherty joined the Board of Directors on April 1, 2011.  Fee includes payment pursuant to the Executive Noncompetition Agreement between Old Line Bancshares, Inc. and Mr. Daugherty entered into in connection with our acquisition of Maryland Bankcorp, Inc.

(6)
Mr. Davey resigned from the Board of Directors on October 21, 2011.  As a result of his resignation, his restricted stock never vested and was forfeited.  He has one year from the date of his resignation to exercise his 1,500 vested stock options.

(7)
Mr. Taylor joined the Board of Directors on August 25, 2011.  Fee includes payment pursuant to the Director Noncompetition Agreement between Old Line Bancshares, Inc. and Mr. Taylor entered into in connection with our acquisition of Maryland Bankcorp, Inc.

(8)	Mr. Watts joined the Board of Directors on April 1, 2011 and resigned on April 26, 2011. He was not compensated for his services.

For 2011, each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, received $400 for each attended meeting of the Board of Directors, $200 for each attended meeting of the Loan/Loan review Committee and the Nominating Committee and $300 for each attended meeting of the Asset & Liability Committee.  Each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also received $300 for each attended meeting of the Compensation Committee and the Audit Committee.  The Chairmen of the Audit Committee and Compensation Committee also received an additional $300 for each attended meeting of their respective committees.  Beginning in November 2011, each non-employee Director of Old Line Bank, other than the Chairman of the Board and Vice Chairman of the Board, received $300 for each attended meeting of the Corporate Governance/Nominating Committee (formerly, Nominating Committee).  The Chairman of the Corporate Governance/Nominating Committee also received an additional $300 for each attended meeting.  Each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also received a $2,000 quarterly retainer.  During 2011, the Chairman of the Board received an annual compensation of $40,000 and the Vice Chairman received an annual compensation of $20,000 in lieu of attendance fees.  In December 2011, the Board of Directors of Old Line Bank re-approved the existing compensation structure for the Directors of Old Line Bank.

Old Line Bancshares, Inc. has paid no cash remuneration, direct or otherwise, to its directors since its incorporation.  It is expected that unless and until Old Line Bancshares, Inc. becomes actively involved in additional businesses other than owning all the capital stock of Old Line Bank, it will pay no separate cash compensation to the directors of Old Line Bancshares, Inc. in addition to that paid to them by Old Line Bank in their capacities as directors of Old Line Bank.  However, Old Line Bancshares, Inc. may determine in the future that such separate cash compensation is appropriate.

In January 2011, Old Line Bancshares, Inc. granted to each director options to purchase 500 shares of our common stock and 189 shares of restricted stock. The options have an exercise price of $7.82, the closing price of the common stock on the NASDAQ Stock Market on the date prior to the date of grant.  According to their terms, the options and restricted stock vested on December 31, 2011, if the applicable director was still serving on the Board of Directors on such date.

In March 2012, Old Line Bancshares, Inc. granted 260 shares of restricted stock in addition to options to purchase 1,000 shares of our common stock.  The options, which were approved by the Board of Directors in January 2012 subject to the release of year end financial results, have an exercise price of $8.00, the closing price of the common stock on the NASDAQ Stock Market on January 23, 2012.  The options and restricted stock will vest on December 31, 2012, assuming that the applicable director still serves on the Board of Directors on such date.

 EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by Old Line Bank to its Chief Executive officer and to the next two most highly compensated executive officers who received total compensation in excess of $100,000 during 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation(6)	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

James W. Cornelsen	2010	$275,000	$25,300	$25,300	$63,000	$62,140	$12,708	$463,448
President & CEO(1)	2011	284,625	25,616	59,772	142,313	79,389	14,487	606,202

Joseph E. Burnett
Executive Vice	2010	181,000	8,300	8,300	33,000	94,229	9,380	334,209
President & CLO(2)	2011	186,430	11,186	26,100	74,572	12,895	10,594	321,777

Christine M. Rush
Executive Vice	2010	181,000	8,300	8,300	33,000	21,447	9,226	261,273
President & CFO(3)	2011	187,335	11,240	26,227	74,934	31,446	10,326	341,508

(1)
Other compensation includes $9,800 in contributions to Old Line Bank’s 401(k) retirement plan in each of 2010 and 2011; $2,178 and $3,957 in long term disability insurance premiums paid on Mr. Cornelsen’s behalf in 2010 and 2011, respectively; and $730 in short term disability insurance premiums paid on Mr. Cornelsen’s behalf in each of 2010 and 2011.

 (2)Other compensation includes $7,243 and $7,461 in contributions to Old Line Bank’s 401(k) retirement plan in 2010 and 2011 respectively; $1,407 and $2,403 in long term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in 2010 and 2011, respectively; and $730 in short term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in each of 2010 and 2011.

(3)
Other compensation includes $7,242 and $7,498 in contributions to Old Line Bank’s 401(k) retirement plan in 2010 and 2011, respectively; $1,254 and $2,098 in long term disability insurance premiums paid by Old Line Bank on Ms. Rush’s behalf in 2010 and 2011, respectively; and $730 in short term disability insurance premiums paid by Old Line Bank on Ms. Rush’s behalf in each of 2010 and 2011.

(4)
Consists of restricted stock awards.  Restricted stock value is based on the closing share price at the date of grant of $7.82 and $8.00 for the years 2010 and 2011, respectively.  Restricted stock was granted in January 2011 and March 2012 based on the previous year’s performance under Old Line Bancshares, Inc.’s Incentive Plan Model.

(5)
We estimated the weighted average fair value of the options granted at $2.08 and $2.18 using the Black-Scholes option pricing model as outlined in footnote 22 and 21, respectively, in Item 8 Financial Statements of our 10-K for the years ended December 31, 2010 and December 31, 2011, respectively.

(6)Paid in March 2012 and January 2011 based on the previous year’s performance under Old Line Bancshares, Inc.’s Incentive Plan Model.

Employment Agreements

Old Line Bank has entered into employment agreements with each of James W. Cornelsen, Joseph W. Burnett and Christine M. Rush.

On January 28, 2011, Old Line Bank entered into an amended and restated employment agreement with Mr. Cornelsen (replacing a 2003 agreement) to serve as the President and Chief Executive Officer of Old Line Bank and Old Line Bancshares, Inc.  This agreement provides for an initial term of four years which may be extended by the Board of Directors, in its sole discretion, for one additional year or such greater term as the Board of Directors deems appropriate.  The Board of Directors has extended the term of Mr. Cornelsen’s then existing employment agreement by one additional year as of December or January subsequent to execution of the 2003 agreement.  Mr. Cornelsen’s employment agreement is currently set to expire in March 2016.

Mr. Cornelsen’s agreement, as amended, provides for an annual salary of $318,000, subject to annual review and increase at the Board of Directors’ discretion.  Mr. Cornelsen may also receive an annual bonus to be determined by the Board of Directors.  In addition, Mr. Cornelsen is entitled to receive an annual grant of options to purchase at least 3,750 shares of common stock of Old Line Bancshares, Inc., assuming such options are available for grant under a stockholder approved stock option plan.  The agreement also provides that Mr. Cornelsen will not be compensated for his attendance at Board of Directors’ meetings and that he is entitled to an automobile provided by Old Line Bank and to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of Old Line Bank from time to time.

The agreement terminates upon Mr. Cornelsen’s death or by mutual written agreement.  In addition, Mr. Cornelsen may terminate the agreement within six months following (or in certain circumstances, in anticipation of) a “change in control,” as described below, or for good reason as defined in the agreement.  Old Line Bank may terminate the agreement for certain events constituting cause as defined in the agreement.  Either party may also terminate the agreement without cause or good reason or upon Mr. Cornelsen’s permanent disability provided that such party provides 60 days prior written notice to the other party.

If Mr. Cornelsen terminates the agreement for good reason or because of his permanent disability, or if Old Line Bank terminates Mr. Cornelsen’s employment agreement without cause or because of permanent disability, and a change in control has not occurred, Mr. Cornelsen will receive severance pay for the remaining term of the agreement in an amount equal to his average annual compensation over the prior five years.  Mr. Cornelsen is not entitled to any severance pay under the agreement if he terminates the agreement without good reason.

If Mr. Cornelsen is terminated or terminates his employment in anticipation of or within six months following a change in control, he is entitled to a single payment equal to 2.99 times his average annual compensation over the prior five years, minus any other payments he receives that are contingent on the change in control.   If the change in control payments were required to be paid in 2011, Mr. Cornelsen would receive approximately $816,046.

Pursuant to the employment agreement, a “change in control” will occur if:

•
any person or persons acting in concert acquires, voting securities of Old Line Bancshares, Inc. or Old Line Bank, if after the transaction the acquiring person or persons own, control or hold the power to vote 30% or more of any class of voting securities of Old Line Bancshares, Inc. or Old Line Bank, as the case may be;

•
within any twelve month period (beginning on or after March 31, 2003) the persons who were directors of Old Line Bancshares, Inc. or Old Line Bank immediately before the beginning of such twelve month period (the “Incumbent Directors”) cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the effective date of the employment agreement will be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two thirds of the directors who then qualified as Incumbent Directors;

•
the stockholders of Old Line Bancshares, Inc. or Old Line Bank approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of Old Line Bancshares, Inc. or Old Line Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

•	all or substantially all of the assets of Old Line Bancshares, Inc. or Old Line Bank are sold, transferred or assigned to any third party.

The agreement also contains non-compete, non-solicitation and confidentiality provisions.

On January 26, 2011, Old Line Bank entered into amended and restated employment agreements with Mr. Burnett and Ms. Rush to serve as Executive Vice Presidents of Old Line Bank.  Each agreement has an initial term of two years, which beginning in 2012 may be extended by the Board of Directors, in its sole discretion, for one additional year, or such greater term as Old Line Bank deems appropriate.

Mr. Burnett’s agreement, as amended January 1, 2012, provides an annual salary of $203,000.  Ms Rush’s agreement, as amended January 1, 2012, provides an annual salary of $204,000.  Each of these two officers may receive an annual discretionary bonus.  In addition, these officers are each entitled to receive an annual grant of options to purchase at least 2,250 shares of common stock of Old Line Bancshares, Inc., assuming such options are available for grant under a stockholder approved stock option plan.

Each such agreement terminates upon the employee’s death, in which case all non-vested stock options will immediately vest, or physical or mental incapacitation that has left the employee unable to perform his or her duties for a period of 60 consecutive days.  In addition, the employee may terminate his or her agreement voluntarily.  Old Line Bank may terminate each agreement for certain events constituting cause as defined in the agreements or without cause.  If Old Line Bank terminates the agreements other than for cause, the employee is entitled to be paid his or her salary and benefits, including options provided for in the agreement (which shall vest upon grant), for the remaining term of the agreement, and all unvested stock options shall immediately vest.  In addition, each employee is entitled to receive the remaining balance of his or her unused vacation and personal leave at the termination of employment unless the employee is terminated for cause.  The agreements also contain non-compete, non-solicitation and confidentiality provisions.

Other Executive Benefits

Incentive Plan Model and Stock Option Model

In 2005, our Board of Directors approved an Incentive Plan Model and a Stock Option Model for Messrs. Cornelsen and Burnett and Ms. Rush.  The Incentive Plan Model and the Stock Option Model provide mechanisms under which the Compensation Committee can, in its discretion, authorize cash and equity compensation bonuses to the executive officers.

The models provide the Compensation Committee with guidelines for determining discretionary bonuses. When granted, the cash bonus under the Incentive Plan Model is calculated by multiplying the named executive’s base salary by a percentage factor calculated based on our return on assets, return on equity and earnings per share at a threshold, target and stretch level.  The options to be granted under the Stock Option Model depend on whether Old Line Bancshares, Inc. met the cumulative threshold, target and stretch levels for our return on assets, return on equity and earnings per share.  If met, options with a value equal on the date of grant to a percentage of the executive’s base salary based on the Black-Scholes pricing model are issued to the executives.

Under the 2005 Incentive Plan Model, at the target levels, Mr. Cornelsen would be eligible to receive a bonus equal to 25% of his base salary and Mr. Burnett and Ms. Rush would be eligible to receive a bonus equal to 20% of their base salaries.  Under the Stock Option Model, at the target levels, the officers would be eligible to receive options with a value equal on the date of grant to 20% (for Mr. Cornelsen) or 10% (for Mr. Burnett and Ms. Rush) of base salary based on the Black-Scholes pricing model.

The Compensation Committee designed the incentive structure to reward achievement based on Old Line Bancshares, Inc.’s return on assets, return on equity and earnings per share, and to discourage the achievement of one metric at the expense of the others. The Board of Directors and the Compensation Committee of the Board of Directors are authorized to adjust, modify or terminate the models, in full or in part, at any time in their sole discretion.

In October 2009, the Compensation Committee retained the services of a compensation consultant for the purpose of conducting an analysis of peer bank executive compensation as well as to conduct a review of our existing compensation structure for compliance and competitiveness.  Based on their findings, in January 2010 our Board of Directors approved a modification to the Incentive Plan Model and Stock Option Model for our named Executive Officers and added a new metric for the calculation of incentives.  In addition to return on assets, return on equity and earnings per share, a threshold, target and stretch goal for non-performing assets will be included in the calculation going forward.  Incentives will be provided to our executives in the form of restricted stock used in conjunction with a combination of cash and stock options in order to encourage focus on long term objectives as well as short term goals.

Under the 2011 Incentive Plan Model, at the target levels, Mr. Cornelsen would be eligible to receive a bonus equal to 25% of his base salary and Mr. Burnett and Ms. Rush would be eligible to receive a bonus equal to 20% of their base salaries.  Under the Equity Incentive Model, at the target levels, the officers would be eligible to receive shares of restricted stock and/or options with a total value equal on the date of grant to 20% (for Mr. Cornelsen) or 10% (for Mr. Burnett and Ms. Rush) of base salary based on the Black-Scholes pricing model.

The Stock Option Model does not affect the minimum number of options that the executives are entitled to receive as provided for in their employment agreements, subject to the terms of those agreements.

On January 23, 2012, the Compensation Committee of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank, reviewed the financial performance of Old Line Bancshares, Inc. and Old Line Bank for the fiscal year ended December 31, 2011 in order to determine what, if any, cash bonus or incentive stock option bonus should be paid to the executive officers pursuant to the Incentive Plan Model and Stock Option Model.  In making its review, the Compensation Committee reviewed Old Line Bancshares, Inc.’s actual financial performance.

Based on this review and upon finalization of our year end financial statements, effective March 5, 2012, we issued incentive stock awards to Mr. Cornelsen, Mr. Burnett and Ms. Rush that consisted of stock options and restricted stock as follows:

Name of Officer	Number of Options	Exercise Price
James W. Cornelsen	28,764	$8.00
Joseph E. Burnett	12,560	8.00
Christine M. Rush	12,621	8.00

One third of the option grant will vest as of December 31, 2012, one third of the option grant will vest on December 31, 2013 and one third of the option grant will vest on December 31, 2014.  Vesting requires that the officer be employed by Old Line Bank on the vesting date.

As noted above, effective March 5, 2012, we issued shares of restricted stock to Mr. Cornelsen, Mr. Burnett and Ms. Rush as follows:

Name of Officer	Number of Restricted Shares	Stock Price
James W. Cornelsen	3,203	$8.00
Joseph E. Burnett	1,398	8.00
Christine M. Rush	1,405	8.00

  One third of the restricted stock grant will vest on January 26, 2013, one third of the restricted stock grant will vest on January 26, 2014 and one third of the restricted stock grant will vest on January 26, 2015. Vesting requires that the officer be employed by Old Line Bank on the vesting date.

The options and restricted stock were issued from the 2004 and 2010 Equity Incentive Plans.

Salary Continuation Agreements and Supplemental Life Insurance Agreements

On January 3, 2006, Old Line Bank entered into Supplemental Life Insurance Agreements and Salary Continuation Agreements and started accruing for a related annual expense, with Mr. Cornelsen, Mr. Burnett and Ms. Rush.  On February 26, 2010, the Salary Continuation Agreements were modified to include an increased benefit to each executive.

Under the Supplemental Life Insurance Agreements, Old Line Bank is obligated to cause the payment of death benefits to the executives’ designated beneficiaries in the following amounts: Mr. Cornelsen— $1,437,973; Mr. Burnett — $714,216 and Ms. Rush — $764,425.

Under the Salary Continuation Agreements, and in accordance with the conditions specified therein, benefits accrue over time from the date of the agreement until the executive reaches the age of 65. Upon full vesting of the benefit, the executives will be paid the following annual amounts for 15 years: Mr. Cornelsen — $159,738; Mr. Burnett — $24,651; and Ms. Rush — $77,773.  Mr. Burnett will receive an additional $5,895 per year if he continues his employment with us until he reaches age 68.  The agreements provide for early termination and disability benefits.  The agreements also provide for 100% vesting in the event of a separation from service (defined as the termination of the executive’s employment for any reason other than death or disability) following a change in control (as defined in the agreements).  Change in control is defined in the agreements by reference to the definition in Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

The following charts show the annual amount of payments that will be made to the executives pursuant to the Salary Continuation Agreements:

James W. Cornelsen

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
1/1/2012	57	64,120	64,120	111,079
1/1/2013	58	76,783	76,783	116,634
1/1/2014	59	89,446	89,446	122,465
1/1/2015	60	102,109	102,109	128,589
1/1/2016	61	114,774	114,774	135,018
1/1/2017	62	127,437	127,437	141,769
1/1/2018	63	140,100	140,100	148,858
1/1/2019	64	152,763	152,763	156,301
6/23/2019(3)	65	159,738	159,738	159,738

Joseph E. Burnett

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
12/10/2010(3)	65	24,651	24,651	28,269
1/1/2012	66	2,948	2,948	5,347
1/1/2013	67	4,421	4,421	5,614
12/10/2013(3)	68	5,895	5,895	5,895

Christine M. Rush

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
1/1/2012	55	25,932	25,932	49,672
1/1/2013	56	31,507	31,507	52,156
1/1/2014	57	37,081	37,081	54,764
1/1/2015	58	42,655	42,655	57,502
1/1/2016	59	48,229	48,229	60,377
1/1/2017	60	53,804	53,804	63,396
1/1/2018	61	59,378	59,378	66,566
1/1/2019	62	64,952	64,952	69,894
1/1/2020	63	70,526	70,526	73,389
1/1/2021	64	76,101	76,101	77,058
3/6/2021(3)	65	77,773	77,773	77,773

(1)	Payments are made in 180 equal monthly installments commencing within 60 days following normal retirement age.
(2)	Payments are made in 180 equal month installments commencing at separation of service.
(3)	This is the date the executive reaches normal retirement age.

The following table discloses information about unexercised options and equity incentive plan awards outstanding as of the end of our last fiscal year.

OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR-END
DECEMBER 31, 2011

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable(1)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares That Have Not Vested(2)	Market Value of Shares That Have Not Vested
James W. Cornelsen
	2,859	5,717	7.8200	01/27/2021	01/27/2011	3,235	$26,204
	11,823	-	7.1300	01/28/2020	01/28/2010	4,901	39,698
	33,800	-	6.3000	01/22/2019		-	-
	18,200	-	7.7500	01/31/2018		-	-
	15,000	-	10.4800	01/25/2017		-	-
	19,700	-	10.4400	12/31/2015		-	-
	10,800	-	9.8250	12/31/2014		-	-
	4,500	-	9.5833	12/31/2013		-	-
	4,500	-	4.9440	12/31/2012		-	-
Total	121,182	5,717				8,136	$65,902

Joseph E. Burnett	938	1,876	7.8200	01/27/2021	01/27/2011	1,061	$8,594
	5,441	-	7.1300	01/28/2020	01/28/2010	2,256	$18,274
	8,700	-	6.3000	01/22/2019		-	-
	9,800	-	7.7500	01/31/2018		-	-
	5,200	-	10.4800	01/25/2017		-	-
	8,800	-	10.4400	12/31/2015		-	-
	3,960	-	9.8250	12/31/2014		-	-
	2,700	-	9.5833	12/31/2013		-	-
Total	45,539	1,876				3,317	$26,868

Christine M. Rush	938	1,876	7.82	01/27/2021	01/27/2011	1,061	$8,594
	5,317	-	7.1300	01/28/2020	01/28/2010	2,205	$17,772
	8,150	-	6.3000	01/22/2019		-	-
	9,300	-	7.7500	01/31/2018		-	-
	5,000	-	10.4800	01/25/2017		-	-
	8,300	-	10.4400	12/31/2015		-	-
	3,960	-	9.8250	12/31/2014		-	-
	2,700	-	9.5833	12/31/2013		-	-
Total	43,665	1,876				3,266	$26,366

(1)	1/2 of unexercisable options with an expiration date of 01/27/2021 became exercisable on January 27, 2012 and 1/2 will become exercisable on January 27, 2013.
(2)
1/3 of the shares granted on 01/27/2011 that had not vested as of 12/31/11 vested on 1/27/2012, 1/3 will vest on 1/27/2013 and 1/3 will vest on 1/27/2014.  1/2 of the shares granted on 01/28/2010 that had not vested as of 12/31/2011 vested on 1/28/2012 and 1/2 will vest on 1/28/2013.

Information Regarding Executive Officers Who are Not Directors and Key Employees

Executive Officers

Joseph E. Burnett, 66, joined Old Line Bank as a Senior Vice President and Chief Lending Officer in August 2001 and was promoted to Executive Vice President in May 2006.  He is also an Executive Vice President of Old Line Bancshares, Inc.  He has over 46 years of banking experience in the Washington, D.C. metropolitan area specializing in commercial transactions.  Prior to joining Old Line Bank, Mr. Burnett was a Senior Vice President in Commercial Lending at Farmers Bank for two years (1999-2001) and at Suburban Bank for twelve years (1987-1999).

Sandi F. Burnett, 54, Executive Vice President and Chief Credit Officer of Old Line Bank, joined Old Line Bank in 2005 as Senior Vice President and the team leader for the College Park loan production office.  In January 2010, she was promoted to Executive Vice President and in June 2011 she assumed the additional responsibility of Chief Credit Officer.  Prior to joining Old Line Bank, she was employed by BB&T, a major southeastern regional bank, most recently as a City Executive, Senior Vice President.  In this capacity, she was responsible for supervising the overall team management, portfolio quality and growth within suburban Maryland, principally Prince George’s County.  Prior to this position, she was employed by Commerce Bank, a local bank that merged into BB&T in 1999.  She started with Commerce Bank in 1994.  Ms. Burnett is a career banker with over 32 years of commercial banking experience.

Christine M. Rush, 56, joined Old Line Bank in 1998.  She is an Executive Vice President, the Chief Financial Officer and the Secretary of Old Line Bank.  She is also an Executive Vice President, Chief Financial Officer and the Secretary of Old Line Bancshares, Inc.  Prior to joining Old Line Bank, Ms. Rush was a Vice President in Commercial Lending and Cash Management at Signet Bank.  She has over 34 years banking and financial management experience.

Key Employees

Michael Ahearn, 46, Senior Vice President, joined Old Line Bank in December 2009 as the team leader of our Greenbelt loan production office.  He was previously the Senior Vice President and Commercial Lending Group Leader at The Columbia Bank in Greenbelt, Maryland.  Before joining Columbia, he was a Commercial Lending Officer and Senior Credit Analyst at Nations Bank.  He has 20 years of experience in commercial lending and was previously an instructor at the American Institute of Banking.

William J. Bush, CPA, 47, Senior Vice President of Old Line Bank, has been the team leader for the Anne Arundel County market since May 2007.  Prior to joining Old Line Bank, he served as Senior Vice President of the Commercial Banking Group of Annapolis Banking and Trust Company, an affiliate of Mercantile Bankshares Corporation, where he was responsible for the production, quality and growth of the division.  He is licensed as a Certified Public Accountant and has over 22 years of experience in the banking industry.  He resides in Arnold, Maryland.

Jeffrey Franklin, 46, Senior Vice President of Old Line Bank, has been in charge of branch operations of Old Line Bank since March 2002.  Prior to joining Old Line Bank, he was a Vice President at The Columbia Bank where he was responsible for various aspects of branch operations for six years.  Prior to his tenure at The Columbia Bank, he held various positions at First Virginia Bank.  Mr. Franklin has over 23 years of banking experience.

Erin G. Lyddane, 38, Senior Vice President of Old Line Bank, has been in charge of the daily operations of the bank since February 2000.  She has worked in various positions at the bank, including Vice President, Assistant Vice President, Branch Manager, Treasurer, Assistant Treasurer and Cashier.  She joined Old Line Bank in 1992.

M. John Miller, 62, Senior Vice President of Old Line Bank, joined us in 2011.  He is responsible for managing the special assets at Old Line Bank.  Prior to joining Old Line Bank, he was a Senior Vice President for Commercial Real Estate Lending and Special Assets at Bank Annapolis from 2007-2010.  From 1998-2007, he was a Senior Vice President of Commercial Real Estate Lending at Annapolis Bank & Trust.  Mr. Miller has also developed residential property to include custom waterfront homes.  He has over 36 years of banking and real estate development experience.

Lawrence H. Wright, 64, Senior Vice President and Treasurer of Old Line Bank, is responsible for the treasury management and financial operations of Old Line Bank.  Prior to joining Old Line Bank in April 2011, he was a Senior Vice President and Chief Financial Officer of Maryland Bank & Trust, where he served in multiple capacities since 1990.

Keven B. Zinn, 43, Senior Vice President, joined Old Line Bank in April 2011, as the team leader of our Southern Maryland market.  Prior to joining Old Line Bank, for the prior ten years he was a Vice President, Commercial Lending at Community Bank of Tri-County where he was responsible for management of a loan portfolio, business development and training of junior and branch loan officers.

The respective Board of Directors of Old Line Bancshares, Inc. and Old Line Bank annually elect the officers following the annual meeting of stockholders and the officers serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the Board of Directors.  See “Executive Compensation-Employment Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require that Old Line Bancshares, Inc.’s directors and executive officers and persons holding more than ten percent of its outstanding shares of common stock are required to report their ownership and changes in such ownership to the Securities and Exchange Commission and Old Line Bancshares, Inc.  Based solely on its review of the copies of such reports, Old Line Bancshares, Inc. believes that, for the year ended December 31, 2011, all Section 16(a) filing requirements applicable to Old Line Bancshares, Inc.’s officers, directors and greater than ten percent shareholders were complied with on a timely basis, except that a Form 4 filing for each of Thomas B. Watts and G. Thomas Daugherty to report their acquisition of shares of our common stock in exchange for shares of Maryland Bankcorp, Inc. common stock pursuant to our acquisition of Maryland Bankcorp, Inc. on April 1, 2011, were filed two days late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Old Line Bank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business.  Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons.  In the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.  Directors or officers with any personal interest in any loan application are excluded from considering any such loan application.  The aggregate amount of loans outstanding to Old Line Bank’s directors, executive officers and their affiliates at December 31, 2011 was approximately $1.8 million.

Old Line Bank has entered into various transactions with firms in which owners are also members of the Board of Directors.  Fees charged for these services are at similar rates charged by unrelated parties for similar products or services.  Old Line Bank leases two branch office facilities from G. Thomas Daugherty or companies owned by Mr. Daugherty.  In 2011, Old Line Bank paid lease payments for these facilities of $188,250.

Old Line Bancshares, Inc. has a 62.50% or an approximately $700,000 investment in Pointer Ridge.  Frank Lucente, a director of Old Line Bancshares, Inc. and Old Line Bank, controls 12.50% of Pointer Ridge.  In 2011, Old Line Bank paid Pointer Ridge $558,558.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and confirmed the Audit Committee’s selection of Rowles & Company, LLP as Old Line Bancshares, Inc.’s independent public accountants for 2012.  Rowles & Company, LLP has served as Old Line Bank’s independent public accountants since 1995 and Old Line Bancshares, Inc.’s independent public accountants since its formation in 2003 and the Audit Committee and management consider Rowles & Company, LLP to be well qualified.   They have issued no qualified opinions during such engagement.

A representative of Rowles & Company, LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Approval of this proposal requires a majority of votes cast at the Annual Meeting.  Abstentions and broker non-votes will have no effect on the vote for this proposal.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Rowles & Company, LLP and may retain that firm or another firm without resubmitting the matter to Old Line Bancshares, Inc.’s stockholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at any time during the year if it determines that such change would be in the best interests of Old Line Bancshares, Inc. and its stockholders

   The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Rowles & Company, LLP as independent public accountants for 2012.

AUDIT COMMITTEE REPORT

The Audit Committee has (1) reviewed and discussed Old Line Bancshares, Inc.’s audited financial statements with Old Line Bancshares, Inc.’s management and representatives of Rowles & Company, LLP, the independent auditors; (2) discussed with Rowles & Company, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (3) has received the written disclosures and the letter from Rowles & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Rowles & Company, LLP the independence of Rowles & Company, LLP.  Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the last fiscal year.

Audit Committee:

By:          Suhas R. Shah, CPA, Chairman
Craig. E. Clark
Daniel W. Deming
John D. Mitchell, Jr.
John M. Suit, II

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Rowles & Company, LLP for the audit of Old Line Bancshares, Inc.’s annual consolidated financial statements for the years ended December 31, 2011 and December 31, 2010 and fees billed for other services rendered by Rowles & Company, LLP during those periods.

	Year Ended
	December 31,
	2011	2010

Audit fees(1)	$38,080	$47,560
Tax fees(2)	2,360	8,219
All other fees(3)	15,633	7,932
Total	$56,073	$63,711

(1) Audit fees consist of fees billed for professional services rendered for the audit of the Old Line Bancshares, Inc.’s consolidated (or Old Line Bank’s) annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that Rowles & Company, LLP normally provides in connection with statutory and regulatory filings or engagements.

(2) Tax fees consist of fees billed for professional services rendered for federal and state tax compliance, tax advice and tax planning.

(3) All other fees in 2011 and 2010 are for reviewing filings and assistance related to the acquisition of Maryland Bankcorp, Inc. completed on April 1, 2011.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Old Line Bancshares, Inc.’s Audit Committee approves the engagement before Old Line Bancshares, Inc. or Old Line Bank engages the independent auditor to render any audit or non-audit services.

STOCKHOLDER COMMUNICATIONS

If you would like to contact Old Line Bancshares, Inc.’s Board of Directors, including a committee of the Board of Directors, you can send an email to Crush@oldlinebank.com, or write to the following address:

Board of Directors
c/o Corporate Secretary
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716

The Secretary will compile all communications and submit them to the Board of Directors or the individual Directors on a periodic basis.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for Old Line Bancshares, Inc.’s 2013 Annual Meeting, stockholder proposals submitted to Old Line Bancshares, Inc. in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at Old Line Bancshares, Inc.’s executive offices on or before January 14, 2013.  In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Old Line Bancshares, Inc. by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended, Old Line Bancshares’ stockholders are notified that the deadline for providing us with timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2013 Annual Meeting will be March 30, 2013.  As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in Old Line Bancshares, Inc.’s proxy related to the 2013 Annual Meeting.

In addition to any other applicable requirements, for nominations for election to the board of directors outside of the procedures established in the charter of the Corporate Governance/Nominating Committee of Old Line Bancshares, Inc. and even if the nomination is not to be included in the Proxy Statement, pursuant to Old Line Bancshares, Inc.’s Bylaws, the stockholder must give notice in writing to the President of Old Line Bancshares, Inc. not less than 14 days nor more than 50 days prior to the date of the meeting called for the election of directors, provided, however, that if less than 21 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the President not later than the close of business on the fifth business day following the date on which the notice was mailed.  For the 2012 Annual Meeting, the President of Old Line Bancshares, Inc. has to receive the notice between May 14, 2012 and June 14, 2012.

The notice must contain (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the names of any associate or affiliate (as those terms are defined under the Securities Exchange Act of 1934, as amended) of each proposed nominee which own shares of capital stock of Old Line Bancshares, Inc. or are beneficial owners of options or parties to agreements in respect to the capital stock of Old Line Bancshares, Inc.; (iv) the total number of shares of capital stock of Old Line Bancshares, Inc. that will be voted for each proposed nominee; (v) the name and residence address of the notifying stockholder; and (vi) the number of shares of capital stock of Old Line Bancshares, Inc. owned by the notifying stockholder and each proposed nominee.  A full description of these notice requirements can be found in Article I, Section 7 of Old Line Bancshares, Inc.’s Amended and Restated Bylaws.

ANNUAL REPORT

The Old Line Bancshares, Inc.’s annual report on Form 10-K for the year 2011 is being mailed with this proxy statement.  Copies of the report will also be available at the Annual Meeting on June 28, 2012.

A COPY OF OLD LINE BANCSHARES, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE FURNISHED BY MANAGEMENT TO ANY BENEFICIAL OWNER OF ITS SECURITIES WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. REQUESTS IN WRITING SHOULD BE DIRECTED TO OLD LINE BANCSHARES, INC. C/O CORPORATE SECRETARY, 1525 POINTER RIDGE PLACE, BOWIE, MARYLAND  20716.  EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF APRIL 26, 2012, THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH MEETING.

OTHER BUSINESS

The management of the Old Line Bancshares, Inc. does not intend to present any other matters for action at the Annual Meeting, and the Board of Directors has not been informed that other persons intend to present any matters for action at the Annual Meeting.  However, if any other matter should properly come before the Annual Meeting, including matters for which we did not receive notice by March 25, 2012, the persons named in the accompanying form of proxy intend to vote thereon, pursuant to the proxy, in accordance with their judgment of the best interests of Old Line Bancshares, Inc.

By order of the Board of Directors

 /s/ Craig E. Clark
 Craig E. Clark, Chairman of the Board
May 14, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provide.

REVOCABLE PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OLD LINE BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON JUNE 28, 2012

KNOW ALL MEN BY THESE PRESENT, that the undersigned stockholder of Old Line Bancshares, Inc. (the "Company") hereby appoints Daniel Deming and James Dent and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 28, 2012, and at any adjournment or postponement of such meeting for the purposes identified below and with discretionary authority as to any other matters that may properly come before the Annual Meeting. Any and all proxies heretofore given are hereby revoked. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2012. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES.

Address Changes/Comments _________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

OLD LINE BANCSHARES, INC. ATTN: CHRISTINE M. RUSH 1525 POINTER RIDGE PLACE BOWIE, MD. 20716
VOTE BY INTERNET – The  Notice and Proxy Statement and  Annual Report are available at

www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent  to receiving all future proxy statements,  proxy cards and  annual  reports  electronically via e-mail or the  Internet.  To  sign up  for electronic  delivery, please  follow  the  instructions  above  to  vote  using  the Internet  and,  when  prompted,   indicate  that  you agree  to  receive or access proxy materials electronically in future  years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone   to transmit  your voting instructions  up until 11:59  P.M. Eastern Time  the  day before  the  cut-off  date  or meeting  date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLWS KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
OLD LINE BANCSHARES, INC.

Vote on Directors

1.  Proposal 1-For the election of directors each of
     the following nominees for a three (3) year term to expire in 2015:

     Nominees:
     01) Andre´  J. Gingles
     02) Frank Lucente, Jr.
     03) John M. Suit, II
     04) Frank Taylor

For           Withhold             For All     To withhold authority to vote for any individual
All                All                    Except       nominee(s) mark “For All Except” and write the
                                                                  number(s) of the nominee(s) on the line below.

☐                   ☐                       ☐           _______________________________________

Vote on Proposal

2.	Proposal 2-To ratify the appointment of Rowles & Company, LLP as independent public accountants to audit the financial statements of Old Line Bancshares, Inc. for 2012.	For Against Abstain ☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2012.

This proxy may be revoked at any time prior to its exercise by written notice to the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

For address changes and/or comments, please check this box and write them on the back where indicated.☐

Please indicate if you plan to attend this meeting by checking the box so that we may make appropriate arrangements for the meeting. ☐

(Please sign as name(s) appears on the attached label. If shares are held jointly, each holder should sign. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. A partnership should sign in the partnership name by a partner. Executors, administrators, guardians and attorneys are requested to indicate the capacity in which they are signing. Attorneys should submit powers of attorney.)

Signature (PLEASE SIGN WITHIN BOX) DATE	Signature (PLEASE SIGN WITHIN BOX)DATE